FOURTH AMENDMENT TO PARTICIPATION AGREEMENT

This FOURTH AMENDMENT TO PARTICIPATION AGREEMENT dated and effective as of June 12, 2012, by and among VANGUARD VARIABLE INSURANCE FUND, THE VANGUARD GROUP, INC., VANGUARD MARKETING CORPORATION and CMFG LIFE INSURANCE COMPANY (f/k/a CUNA MUTUAL INSURANCE SOCIETY).

WITNESSETH:

WHEREAS, the parties hereto have entered into a Participation Agreement dated as of October 1,2002, as amended (the “Participation Agreement”), pursuant to which the Sponsor has agreed to make shares of certain Portfolios of the Fund available for purchase and redemption by certain Accounts of the Company in connection with the Company’s Variable Insurance Products; and

WHEREAS, the parties desire to modify the Participation Agreement in certain respects;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.          Defined Terms.  Unless otherwise defined herein, capitalized terms in this Amendment shall have the meanings assigned in the Participation Agreement.

2.          Amendment of Participation Agreement.  The Participation Agreement is hereby amended as follows:

(a)          All references in the Participation Agreement to the National Association of Securities Dealers, Inc. and to the NASD are replaced with references to the Financial Industry Regulatory Authority, Inc. and FINRA, respectively.

(b)         The following is added to the recitals of the Participation Agreement as a new ninth Whereas clause:

“WHEREAS, the Company and the Sponsor have entered into a Defined Contribution Clearance & Settlement Agreement (VVIF-Only) dated June 12, 2012 (the “DCC&S Agreement”) which sets forth the operational provisions governing the purchase and redemption of shares of the Fund by the Accounts and related matters;”

(c)          Section 1.1 of Article I of the Participation Agreement is deleted in its entirety and replaced with the following:

“1.1 The Sponsor and the Distributor agree to sell to the Company those shares of the Portfolios of the Fund listed on Schedule B which each Account orders, in accordance with the DCC&S Agreement.”

(d)          Section 1.5 of Article I of the Participation Agreement is deleted in its entirety and replaced with the following:

  “1.5        The Fund agrees to redeem for cash, on the Company’s request, any full or fractional shares of the Fund held by an Account, in accordance with the DCC&S Agreement.

The Fund reserves the right to suspend redemption privileges or pay redemptions in kind, as disclosed in the Fund’s prospectus or statement of additional information. The Fund agrees to treat the Company like any other shareholder in similar circumstances in making these determinations.”

(e)            Section 1.7 of Article I of the Participation Agreement is deleted in its entirety and replaced with the following:

                 “1.7        Intentionally omitted.”

(f)             Section 1.8 of Article I of the Participation Agreement is deleted in its entirety and replaced with the following:

                  “1.8        Intentionally omitted.”

(g)            Section 1.9 of Article I of the Participation Agreement is deleted in its entirety and replaced with the following:

                  “1.9        Intentionally omitted.”

(h)            Section 1.1 1 of Article I of the Participation Agreement is deleted in its entirety and replaced with the following:

“1.11 The Company hereby elects to receive all income, dividends and capital gain distributions as are payable on the Portfolio shares in additional shares of that Portfolio. The Company reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash. The Fund shall notify the Company of the number of shares so issued as payment of dividends and distributions.”

(i)              Sections 1.12, 1.13 and 1.14 of Article I of the Participation Agreement are each deleted in their entirety.

(j)              Schedule A to the Participation Agreement is deleted and replaced with Schedule A attached to this Amendment.

3.           No Other Modifications.  Except as specifically modified hereby, the Participation Agreement remains in full force and effect. If this Amendment conflicts in any way with the terms of the Participation Agreement, the terms of this Amendment shall control.

4.           Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Amendment shall become binding when any two or more counterparts thereof, individually or taken together, bear the signatures of all parties hereto. For the purposes hereof, a facsimile copy of this Amendment, including the signature pages hereto, shall be deemed an original.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on their behalf by their duly authorized officers as of the day and year first above written.

SCHEDULE A

SEPARATE ACCOUNTS AND ASSOCIATED CONTRACTS

(Updated as of June 12, 2012)

Name of Separate Account
CMFG Group Variable Annuity Account

Contracts Funded by Separate Account
Large Case Group Annuity Product—CU Select Pension Saver

This Schedule A to the Participation Agreement dated October 1, 2002 by and among the parties identified below (as such agreement has been amended prior to the date hereof) is updated and effective as of June 12, 2012, and replaces all prior versions of this Schedule.

This Schedule A may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Schedule A shall become binding when any two or more counterparts thereof, individually or taken together, bear the signatures of all parties hereto. For the purposes hereof, a facsimile copy of this Schedule A, including the signature pages hereto, shall be deemed an original.

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